Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Hal Mechler

Senior Vice President & CFO

281-490-9652

Imperial Sugar Updates Port Wentworth Refinery Rebuild Project

Declares Quarterly Dividend of $0.02 per share

Sugar Land, TX—(November 3, 2009) - Imperial Sugar Company (NASDAQ:IPSU) updated the status of its project to rebuild its Port Wentworth, Georgia refinery, which was extensively damaged in an industrial accident in February 2008. The Company reported that all granulated refined sugar packaging lines were now installed and operating. The Company also confirmed that brown and powdered sugar lines are expected to complete installation and commissioning in November. The refinery, which began shipping bulk sugar in late July, operated at about 55 percent of normal capacity in October as it continues to ramp up production with the installation of new lines. John Sheptor, Imperial’s President and CEO said, “We continue to make good progress toward restoring the Port Wentworth refinery to its full capacities this fall. I’m proud of the manner in which our team has worked through the start-up challenges which are inevitable in a project of this size and complexity. To complete the construction project in just over a year’s time is a testament to the skill and dedication of our associates and contractors.”

Additionally, Imperial’s Board of Directors declared a regular quarterly cash dividend of $0.02 per common share, payable November 27, 2009 to holders of record November 16, 2009.

The Company reported that through October 31, 2009, it had spent approximately $182 million of the estimated $210 million to $225 million construction costs. The Company received $19 million of advances under the property insurance policy in September and an additional $6 million in October, bringing the total advances under the claim to $300 million. The Company reported that as of October 31, 2009, it had cash balances of $73 million and available, undrawn revolving credit capacity of $18 million, after deducting $60 million of borrowings and $7 million of letters of credit outstanding under that facility.

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding Port Wentworth construction costs, timelines and operational restart dates, future market prices and margins, future expenses and liabilities arising from the Port Wentworth refinery incident, future insurance recoveries, future actions regarding the Louisiana Sugar Refinery, LLC venture, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations and capital investment programs, future pension plan contributions and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions include, but are not limited to, market factors, farm and trade policy, unforeseen engineering, construction and equipment delays, regulatory or third party inspections and approvals, results of insurance negotiations, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.